For period ending 06-30-98
File Number 811 - 7413

77(C) Matters submitted to a vote of security holders.

a.    Special meeting of shareholders - March 27, 1998

      Total Outstanding Shares as of February 12, 1998: 800,442

b.    Matter voted on and number of affirmative/negative votes:

1. Directors Elected: S.M.S. Chadha, Robert M. DeMichele, Beverley C. Duer, Barbara R. Evans, Richard M. Hisey, Lawrence Kantor, Jerard F. Maher,
Andrew
   M. McCosh, Donald B. Miller, John G. Preston, Margaret W. Russell and Allen
   H. Stowe.

   For All Nominees: 627,769  Withheld Authority: 12,028

                                             Votes        Votes         Votes
                                              For        Against
Abstained
                                           ---------    --------
---------
2. Approval of an investment sub-advisory
   agreement between Lexington Management
   Corporation and Market Systems Research
   Advisors, Inc. (doing business as "MSR
   Advisors") with respect to the Fund...    616,404      18,167
5,226

3. Selection of KPMG Peat Marwick LLP
   as Independent Auditors .............     634,647         865
4,284